Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-effective Amendment No. 1 to Registration Statement on Form S-1 on Form S-3 (No. 333-275456) of Ensysce Biosciences, Inc. (the “Company”) of our report dated March 14, 2024, related to the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

San Diego, California

October 9, 2024